Exhibit 10.35

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 19, 2007 (the “Effective Date”), by Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Employer”), and Caroline B. Manogue (the “Employee”).

WHEREAS, the Employee has been employed by the Employer pursuant to the terms of an Amended and Restated Employment Agreement, dated as of December 31, 2006 (as amended, the “Original Agreement”); and

WHEREAS, the Employer and the Employee each desire to amend and restate the Original Agreement in its entirety;

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Agreement” means this Employment Agreement, including the Exhibits hereto, as amended from time to time.

“Basic Compensation” means Salary and Benefits.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefits” shall have the meaning set forth in Section 3.1(b).

“Board of Directors” means the board of directors of the Employer.

“Change of Control” means and shall be deemed to have occurred upon the first of the following events to occur:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Employer (not including in the securities beneficially owned by such Person any securities acquired directly from the Employer or its Affiliates) representing 30% or more of the combined voting power of the Employer’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Employer) whose appointment or election by the Board of Directors or nomination for election by the Employer’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Employer or any direct or indirect subsidiary of the Employer with any other corporation or other entity, other than (i) a merger or consolidation which results in (A) the voting securities of the Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any subsidiary of the Employer, at least 60% of the combined voting power of the securities of the Employer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board of Directors immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Employer, the entity surviving such merger or consolidation or, if the Employer or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Employer (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Employer or its Affiliates) representing 30% or more of the combined voting power of the Employer’s then outstanding securities; or

(d) the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or there is consummated an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Employer of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Employer’s stockholders unless the Board of Directors expressly determines in writing that such approval is required solely by reason of any relationship between the Employer and any other Person or an Affiliate of the Employer and any other Person), other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity (i) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Employer in substantially the same proportions as their ownership of the Employer immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board of Directors immediately prior thereto.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Employer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Employer immediately following such transaction or series of transactions.

“Confidential Information” means any and all:

(a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

(b) information concerning the business and affairs of the Employer (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” shall have the meaning set forth in Section 6.2.

“Employment Period” shall have the meaning set forth in Section 2.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fiscal Year” means the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Cause” shall have the meaning set forth in Section 6.3.

“Good Reason” shall have the meaning set forth in Section 6.4.

“Incentive Compensation” shall have the meaning set forth in Section 3.2.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of stock of the Employer.

“Post-Employment Period” shall have the meaning set forth in Article 8.

“Salary” shall have the meaning set forth in Section 3.1(a).

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable guidance issued thereunder.

ARTICLE 2

EMPLOYMENT TERMS AND DUTIES

Section 2.1 Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

Section 2.2 Term. Subject to the provisions of Article 6, the term of the Employee’s employment under this Agreement will be a rolling twenty-four month period commencing each day after the Effective Date and ending on the twenty-four month anniversary of such day (the “Employment Period”). For purposes of this Agreement, employment and compensation paid by any direct or indirect subsidiary of the Employer will be deemed to be employment and compensation paid by the Employer.

Section 2.3 Duties. The Employee will have such duties as are assigned or delegated to the Employee by the Chief Executive Officer, and will serve as Executive Vice President, Chief Legal Officer & Secretary of the Employer. The Employee will devote the Employee’s business, time, attention, skill, and energy to the business of the Employer, will promote the success of the Employer’s business, and will cooperate with the Chief Executive Officer and the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments, corporate directorships and community affairs that are not inconsistent with the Employee’s duties under this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to be inconsistent with the Employee’s duties under this Agreement. The Employee shall, from time to time, inform the Chief Executive Officer of those additional activities in which the Employee is engaged. If, at any time, the Employee is elected as a director of the Employer or as a director or officer of any of Employer’s subsidiaries, the Employee will fulfill the Employee’s duties as such director or officer without additional compensation.

Section 2.4 Director’s and Officer’s Liability Coverage. The Employer shall cause the Employee to be (a) indemnified as an officer and/or director of the Employer or any of its Affiliates, to the extent applicable, to the maximum extent permitted by applicable law, and (b)

covered by director’s and officer’s liability insurance in connection with the Employee serving as an officer and/or director of Employer or any of its Affiliates. The provisions of this Section 2.4 shall survive termination of this Agreement for any reason.

ARTICLE 3

COMPENSATION

Section 3.1 Basic Compensation.

(a) Salary. The Employee will be paid an annual salary of $375,000, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than the 15th and the last day of each month. The Salary, upon a recommendation by the Chief Executive Officer, will be reviewed by the Compensation Committee of the Board of Directors (the “Committee”) not less frequently than annually, and be adjusted in the sole discretion of the Committee, but in no event will the Salary be less than $375,000 per year. In determining the amount of any adjustment to Salary, the Committee shall take into account inflation, merit, changes in responsibilities and industry salary practices for executives. Any increase in Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.

(b) Benefits. The Employee will, during the Employment Period, be permitted to participate in such incentive, savings, pension, profit sharing, bonus, life insurance, hospitalization and major medical, and other employee benefit plans, practices, policies and programs, of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “Benefits”).

(c) Stock Options/Restricted Shares. To the extent the Employer determines to award stock options, restricted shares or other similar consideration to management personnel based upon duration of employment or achieving performance targets, or both, the Employee shall be permitted to participate in such programs. For each Fiscal Year or part thereof during the Employment Period the Employee shall be eligible to earn as additional compensation for the services to be rendered by the Employee pursuant to this Agreement, long-term equity incentives in an amount equal up to one hundred and fifty percent (150%) of the Salary for such Fiscal Year (or such lesser (including zero) or greater percent of the Salary for such Fiscal Year as is recommended in good faith to the Committee by the Chief Executive Officer of the Employer and approved by the Committee).

Section 3.2 Incentive Compensation. For each Fiscal Year or part thereof during the Employment Period the Employee shall be eligible to be paid in cash additional compensation (the “Incentive Compensation”) for the services to be rendered by the Employee pursuant to this Agreement, an amount equal to fifty percent (50%) of the Salary for such Fiscal Year (or such lesser (including zero) or greater (not to exceed two hundred) percent of the Salary for such Fiscal Year as is recommended in good faith to the Committee by the Chief Executive Officer of the Employer and approved by the Committee) if the Employer achieves certain performance targets set by the Committee (the “Performance Targets”) for such Fiscal Year. Incentive Compensation for each Fiscal Year or part thereof shall be paid as soon as practicable following the receipt by the Employer of its audited financial statements for the Fiscal Year for which the Incentive Compensation is being paid, and in no event later than the 15th day of the third month following the end of the taxable year (of the Employer or the Employee, whichever is later) in which the Performance Targets have been achieved, and unless the Employee shall elect to defer the receipt of such Incentive Compensation in compliance with Section 409A. The Employee shall be permitted to submit a proposal for additional incentive compensation with respect to the period commencing on the date hereof and ending at the end of the Employer’s current Fiscal Year, and the Employer shall consider such proposal in good faith.

ARTICLE 4

FACILITIES AND EXPENSES

Section 4.1 Reimbursement. The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement. The Employer will pay the Employee’s dues in such professional societies and organizations as are appropriate, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings and in appropriate business entertainment activities. Reimbursement to the Executive for such expenses will be made as soon as practicable, and in no event shall such reimbursement be made later than the calendar year following the year in which the expenses are incurred. The Employee must file expense reports with respect to such expenses in accordance with the Employer’s policies.

Section 4.2 Motor Vehicle Allowance. As of the Effective Date, the Employee will be entitled to use of an automobile, and a replacement thereof, mutually acceptable to the Employee and the Employer, at least every three (3) fiscal years after the Effective Date during the Employment Term. The Employer will reimburse the Employee for all operating expenses relating thereto upon the Employee’s submission of appropriate documentation as set forth in Section 4.1. The Employer will determine the actual value, if any, of the Employee’s non-business use of such automobile and will furnish the Employee with a W-2 Wage and Tax Statement, grossed up for taxes, to be included in the Employee’s income tax returns, in accordance with prevailing Internal Revenue Service regulations. All reimbursements and gross-ups under this Section 4.2 shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred or taxes are remitted.

ARTICLE 5

VACATIONS AND HOLIDAYS

The Employee will be entitled to paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time, provided that in no event shall such number of paid vacation days be fewer than twenty. Vacation must be taken by the Employee at such time or times as approved by the Chief Executive Officer. The

Employee will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies. Vacation days and holidays during any Fiscal Year that are not used by the Employee during such Fiscal Year may be used in any subsequent Fiscal Year.

ARTICLE 6

TERMINATION AND ELECTION NOT TO RENEW

Section 6.1 Events of Termination. The Employment Period, the Employee’s Basic Compensation and Incentive Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Article 6):

(a) upon the death of the Employee;

(b) upon the Disability of the Employee (as defined in Section 6.2);

(c) for Cause (as defined in Section 6.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify, unless otherwise provided in Section 6.3;

(d) without Cause upon not less than thirty days’ prior notice from the Employer to the Employee;

(e) by the Employee for Good Reason (as defined in Section 6.4) upon not less than thirty days’ prior notice from the Employee to the Employer;

(f) by the Employee for any reason upon not less than thirty days’ prior notice from the Employee to the Employer;

(g) by the Employer other than for Cause upon not less than thirty days’ prior notice from the Employer to the Employee or by the Employee for Good Reason, in each case within 12 months following the occurrence of a Change of Control (as defined above).

Notwithstanding the foregoing, the Executive will not be entitled to the benefits provided in Article 6 on account of termination of employment unless the Executive has incurred a “separation from service” within the meaning of Section 409A.

Section 6.2 Definition of Disability. For purposes of Sections 6.1 and 6.3, the Employee will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of three months or more under an accident and health plan covering employees of the Employer.

Section 6.3 Definition of “For Cause.” For purposes of Section 6.1, the phrase “for Cause” means: (a) the continued failure, for a period of thirty (30) days after written demand is delivered to the Employee which specifically identifies the failure, by the Employee substantially to perform the Employee’s duties under this Agreement (other than any such failure resulting from “Disability”), (b) the Employee makes, or is found to have made, a false certification relating to Endo Pharmaceuticals Holdings Inc.’s financial statements, (c) the criminal felony indictment of the Employee by a court of competent jurisdiction, (d) the engagement by the Employee in serious misconduct that has caused, or in the good faith judgment of the Board of Directors may cause if not discontinued, material harm (financial or otherwise) to the Employer or any of its subsidiaries, if any (provided that with respect to misconduct that the Board of Directors determines may cause material harm if not discontinued, a written demand is delivered to the Employee specifically identifying the misconduct and the Employee continues the misconduct), such material harm to include, without limitation, (i) the disclosure of material secret or Confidential Information of the Employer or any of its subsidiaries, if any, (ii) the debarment of the Employer or any of its subsidiaries, if any, by the U.S. Food and Drug Administration or any successor agency (the “FDA”), or (iii) the registration of the Employer or any of its subsidiaries, if any, with the U.S. Drug Enforcement Administration of any successor agency (the “DEA”) to be revoked, (e) the debarment of the Employee by the FDA, or (f) the continued material breach by the Employee of this Agreement after written demand is delivered to the Employee which specifically identifies the breach and failure to cure within thirty (30) days of such demand.

Section 6.4 Definition of “For Good Reason.” For purposes of Section 6.1, the phrase “for Good Reason” means any of the following: (a) the Employer’s material breach of Section 2.4, 3.1 or 3.2 or of this Agreement; or (b) the assignment of the Employee without the Employee’s consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than the Employee’s position, responsibilities, or duties at the Effective Date; or (c) the Employer requiring the Employee to be based at any office or location more than fifty (50) miles from the Employee’s current principal business location (except for any such change in location which is not materially adverse to the Employee). The Employee shall provide notice of the existence of the Good Reason condition within 90 days of the date he learns of the condition, and the Employer shall have a period of 30 days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

Section 6.5 Termination Pay. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of Employee’s death, Employee’s designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, as well as any Salary and accrued vacation through the effective date of the termination. For purposes of this Section 6.5, the Employee’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee’s personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by the Employee for Good Reason or by the Employer Without Cause. If the Employee terminates this Agreement for Good Reason or if the Employer terminates the Employee without Cause, (except as otherwise provided in Section 6.5(e),) subject to Section 6.5(g), the Employer will (i) pay to the Employee a lump sum payment equal to two times the sum of (1) the Employee’s then current Salary plus (2) the Employee’s target Incentive Compensation for the Fiscal Year in which the termination is effective, and (ii) continue to provide the Employee with continued medical and life insurance benefits for twenty-four (24) months.

(b) Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Employee will be entitled to receive the Employee’s Salary and Incentive Compensation prorated through the date such termination is effective.

(c) Termination upon Disability. Upon the Employee’s Disability, as defined in Section 6.2, the Employer will pay the Employee for twenty-four (24) consecutive months thereafter regular payments in the amount by which the Salary exceeds the Employee’s Disability insurance benefits.

(d) Termination upon Death. If this Agreement is terminated because of the Employee’s death, the Employee will be entitled to receive the Employee’s Salary through the end of the calendar month in which the Employee’s death occurs, and Incentive Compensation (if the applicable Performance Targets are met) for the Fiscal Year during which the Employee’s death occurs, prorated through the date of the Employee’s death.

(e) Termination upon Change of Control. If within twenty-four (24) months following a Change of Control, the Employee’s employment is terminated by the Employer other than for Cause, death or Disability or by the Employee for Good Reason, then the Employee will be entitled to receive, subject to Section 6.5(g), (x) a lump sum payment equal to two times the sum of (1) the Employee’s then current Salary plus (2) the higher of (a) Employee’s target Incentive Compensation for the Fiscal Year during which the termination is effective or (b) Employee’s Incentive Compensation for the Fiscal Year immediately preceding the year in which the termination is effective and (y) continued medical and life insurance benefits for a period equal to twenty-four (24) months after the date on which the termination is effective.

(f) Benefits. Unless otherwise specifically provided herein or otherwise provided for in the Benefits, the Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

(g) Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A, amounts that would otherwise be payable under this Article 6 during the six-month period immediately following the Employee’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

(h) Excise Tax Gross-up. Whether or not the Employee becomes entitled to the severance payments, if any of the payments or benefits received or to be received by the Employee (including any payment or benefits received in connection with a Change of Control or the Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(i) Payments As Soon as Practicable. All payments required to be paid under this Section 6.5 shall be paid as soon as practicable following the applicable event giving rise to the payment obligation, but, subject to Section 6.5(g), in no event later than 90 days following the date of such event.

ARTICLE 7

NON-DISCLOSURE COVENANT

Section 7.1 Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of the Employee’s employment, the Employee will be afforded access to Confidential Information; and (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business.

Section 7.2 Agreements of the Employee. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer, as otherwise may be required by law or legal process or except as otherwise expressly permitted by the terms of this Agreement.

(b) If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

(d) Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee may not retain any copies, abstracts, sketches, or other physical embodiment of any of the Confidential Information.

ARTICLE 8

NON-COMPETITION AND NON-INTERFERENCE

The Employee covenants that the Employee will not, directly or indirectly during the Employment Period, except in the course of the Employee’s employment hereunder, and during the Post-Employment Period, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name to, or render services or advice to, any third party or any business whose products compete (including as described below) in whole or in part with the products of the Employer (disregarding any non-pain management products that were not products promoted by the Employer during the last three years).

For purposes of this Article 8, any third party or any business whose products compete includes any entity with which the Employer has had a product(s) licensing agreement during the Employment Period and any entity with which the Employer is at the time of termination actively negotiating, and eventually concludes within six (6) months of the Employment Period, a commercial agreement. The term “Post-Employment Period” means the period beginning on the effective date of termination of the Employee’s employment hereunder and ending on the later to occur of (i) twenty-four (24) months after the effective date of such termination or (ii) the date amounts payable to Employee under Section 6.5 (a), (c) and (e) are to have been paid in full pursuant to this Agreement (provided that notwithstanding anything in this Agreement to the contrary, such amounts are being timely paid by the Employer).

If any covenant in this Article 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Articles 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

Section 9.2 Essential and Independent Covenants. The covenants by the Employee in Articles 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Articles 7 and 8.

Section 9.3 Duty to Mitigate. The Employee shall not be required to mitigate damages or the amount of any payment required under this Agreement, nor shall the payments due Employee hereunder be reduced or offset by reason of any payments Employee may receive from any other source.

Section 9.4 Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

Section 9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 9.6 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

Section 9.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Employer

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Attention: Peter A. Lankau

If to the Employee

Caroline B. Manogue

100 Endo Boulevard

Chadds Ford, PA 19317

and the Employee’s most recent home

address on file with the Employer.

Section 9.8 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

Section 9.9 Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles. The parties hereto agree that, in any legal suit, action or proceeding brought by a party hereto arising out of or based upon this Agreement, the losing party shall pay to the prevailing party the reasonable attorneys’ fees and expenses incurred by the prevailing party in addition to the award or judgment sum determined due and payable by the losing party, if any, in such action.

Section 9.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 9.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ PETER A. LANKAU
Name:	Peter A. Lankau
Title:	President and Chief Executive Officer

/S/ CAROLINE B. MANOGUE
Caroline B. Manogue